UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☒ Definitive Proxy Statement
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Palatin Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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P A L A T I N
TECHNOLOGIES, INC.

Annual Meeting of Stockholders
to be held on May 13, 2010

Dear Palatin Stockholder:

Palatin Technologies, Inc. will hold its Annual Meeting of Stockholders on Thursday, May 13, 2010, at 9:30 a.m. Eastern Time.  The meeting will be held at our headquarters, located at 4C Cedar Brook Drive, Cranbury, New Jersey 08512.

The enclosed Notice of Annual Meeting of Stockholders and the Proxy Statement describe the various matters to be acted upon during the meeting.  We encourage you to review these materials carefully.

Your vote is important, regardless of the number of shares that you hold.  Whether or not you plan to attend the meeting, please vote by following the instructions on the enclosed proxy card.  If you attend the meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy at the meeting and vote your shares in person.

Recent press releases and presentations on Palatin’s programs and product development strategies are available on our website, www.palatin.com.  The Notice of Annual Meeting of Stockholders and other proxy materials are also available at http://palatin.investorroom.com.

Thank you for your ongoing support of and continued interest in Palatin Technologies, as well as your participation in this Annual Meeting.

Sincerely,

Carl Spana
President and Chief Executive Officer

April 6, 2010

PALATIN TECHNOLOGIES, INC.
4C Cedar Brook Drive
Cranbury, New Jersey 08512

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

date	May 13, 2010
time	9:30 a.m., Eastern Time
place	Palatin’s offices, Cedar Brook Corporate Center, 4C Cedar Brook Drive, Cranbury, New Jersey 08512
record date	April 5, 2010
items of business
(1) election of directors;
(2) ratification of appointment of our independent registered public accounting firm for the fiscal year ending June 30, 2010;
(3)  approval of an amendment to our restated certificate of incorporation which will increase the number of authorized shares of common stock from 150,000,000 to 400,000,000;
(4)  approval of an amendment to our restated certificate of incorporation which will effect a reverse stock split of our common stock, depending on a determination by our board of directors that the reverse stock split is in the best interests of the company and its stockholders; and
(5) any other matters properly brought before the meeting.

stockholder list
A list of all stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours for 10 days before the meeting, at our offices, Cedar Brook Corporate Center, 4C Cedar Brook Drive, Cranbury, New Jersey 08512.

By order of the board of directors,

Stephen T. Wills, Secretary
April 6, 2010

PALATIN TECHNOLOGIES, INC.

ANNUAL MEETING 2010

PROXY STATEMENT, PAGE 2

PALATIN TECHNOLOGIES, INC.

4C Cedar Brook Drive
Cranbury, New Jersey 08512
(609) 495-2200

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 13, 2010

VOTING PROCEDURES AND SOLICITATION

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 13, 2010. The proxy statement and annual report to security holders are available at http://palatin.investorroom.com.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, please complete and return the enclosed proxy card. Your prompt voting may save us the expense of following up with a second mailing. We are sending these proxy materials to stockholders beginning on or about April 6, 2010.

METHODS OF VOTING

Stockholders of record may vote by signing and returning the enclosed proxy card. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“American Stock”), you are considered, with respect to those shares, the “stockholder of record.” These proxy materials and the proxy card have been sent directly to you by American Stock.

If you send in a proxy card and also attend the meeting in person, the proxy holders will vote your shares as you previously instructed unless you inform the Secretary at the meeting that you wish to vote in person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of the shares held in street name. These proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by following the voting instructions provided by your broker, bank or other holder of record.

PROXY STATEMENT, PAGE 3

REVOKING OR CHANGING A PROXY

If you are the stockholder of record, you may revoke your proxy or change your vote by:

•	signing and returning another proxy card on a later date;

•	sending written notice of revocation or change to the Secretary at our offices, 4C Cedar Brook Drive, Cranbury, New Jersey 08512; or

•	informing the Secretary and voting in person at the meeting.

To be effective, a later-dated proxy or written revocation or change must arrive at our corporate offices before the start of the meeting.

If you are a beneficial owner, you may revoke your proxy or change your vote only by following the instructions from the broker, bank or other holder of record that holds your shares, or by obtaining a legal proxy from the broker, bank or holder of record that holds your shares giving you the right to vote the shares. You may vote in person at the meeting only if you are the stockholder of record or if you are a beneficial owner and have obtained a legal proxy from the broker, bank or holder of record that holds your shares.

PROXY SOLICITATION

We are soliciting proxies on behalf of the board of directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our officers and employees may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock. We have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $10,000 in the aggregate.

HOW PROXIES ARE VOTED

The proxy holders are Carl Spana, Ph.D., our chief executive officer, president and a director, and Stephen T. Wills, our chief financial officer, executive vice president of operations, secretary and treasurer. The proxy holders will vote your shares according to your instructions on the proxy card or your telephone instructions. If a signed proxy card does not contain instructions, the proxy holders will vote the shares FOR the election of the director nominees listed on the card; FOR ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010; FOR the amendment to our restated certificate of incorporation to increase the number of authorized shares of common stock; FOR the amendment of our restated certificate of incorporation to effect a reverse stock split; and in their discretion on any other business which may properly come before the meeting.

PROXY STATEMENT, PAGE 4

QUORUM AND VOTES REQUIRED

A majority of the votes of outstanding shares of common stock and Series A preferred stock, represented at the meeting in person or by proxy, constitutes a quorum. Abstentions and broker non-votes will count towards the quorum.  If your shares are held in street name and you do not provide voting instructions to the bank, broker or other holder of record that holds your shares, the bank, broker or other holder of record has the authority to vote your unvoted shares on Proposals 2, 3 and 4 even if it does not receive instructions from you. A broker non-vote occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other holder of record does not have discretionary voting power for that particular item, or chooses not to vote, and has not received instructions from the beneficial owner. Common stock and Series A preferred stock will vote together as one class on the items of business listed on the proxy card. The votes required are as follows:

•
Item One:  Directors are elected by a plurality of votes cast, so the eight nominees receiving the most votes will be elected. Stockholders who do not wish to vote for one or more of the individual nominees may withhold their authority to vote in the manner provided on the proxy card. Brokerage firms do not have authority to vote customers’ unvoted shares held by firms in street name for the election of directors. As a result, any shares not voted by a beneficial owner will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

•
Item Two:  Ratifying the appointment of our independent registered public accounting firm for the fiscal year ending June 30, 2010 requires a majority of the votes cast on that item. Brokerage firms have authority to vote customers’ unvoted shares held by firms in street name on this proposal. Abstentions and broker non-votes will count neither for nor against ratification. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of KPMG LLP as our independent registered public accounting firm for 2010, our Audit Committee will reconsider its selection.

•
Item Three:  Approval of the amendment of our restated certificate of incorporation to effect an increase in the number of shares of authorized common stock requires a majority of all stock entitled to vote at the meeting.  Brokerage firms have authority to vote customers’ unvoted shares held by firms in street name on this proposal. Abstentions and broker non-votes will count against the proposal.

•
Item Four:  Approval of the amendment of our restated certificate of incorporation to effect a reverse stock split requires a majority of all stock entitled to vote at the meeting.  Brokerage firms have authority to vote customers’ unvoted shares held by firms in street name on this proposal. Abstentions and broker non-votes will count against the proposal.

PROXY STATEMENT, PAGE 5

WHAT IS THE EFFECT OF NOT CASTING YOUR VOTE?

If you hold your shares in street name it is critical that you cast your vote if you want to be counted for the election of directors in Proposal 1 of this proxy statement. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other holder of record was allowed to vote these shares on your behalf in the election of directors as it felt appropriate.

Recent changes in regulations were made to take away the ability of your bank, broker or other holder of record to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other holder of record how to vote in the election of directors, no votes will be cast on this proposal on your behalf. Your bank, broker or other holder of record will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm, the approval to the amendment of our restated certificate of incorporation to increase the number of shares of authorized common stock and the approval to the amendment to our restated certificate of incorporation to effect a reverse stock split. If you are a shareholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the annual meeting.

IS VOTING CONFIDENTIAL?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspectors of Election, American Stock, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

VOTING RIGHTS, SHARES OUTSTANDING AND VOTES PER SHARE

Holders of common stock and of Series A preferred stock at the close of business on the record date of April 5, 2010 are entitled to vote at the meeting.

•	Common stock: 107,028,183 shares outstanding, one vote per share

•	Series A preferred stock: 4,997 shares outstanding with approximately 50 votes per share, a total of 248,606 votes

There are no rights of appraisal or similar rights of dissenters with respect to the items of business at this meeting.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

In December 2000, the Securities and Exchange Commission (“SEC”) adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces

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the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If you are a stockholder of record and your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock, by calling their toll free number, 1-800-937-5449.

If you do not wish to participate in “householding” and would like to receive your own set of Palatin’s annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another Palatin’s stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•
If your Palatin shares are registered in your own name, please contact our transfer agent, American Stock, and inform them of your request by calling them at 1-800-937-5449 or writing them at 59 Maiden Lane, Plaza Level, New York, NY 10038.

•
If a broker or other nominee holds your Palatin shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

PROXY STATEMENT, PAGE 7

ITEM ONE:  ELECTION OF DIRECTORS

Our Nominating and Corporate Governance Committee has nominated the eight persons listed below to serve as directors. A stockholder who wishes to suggest a nominee to the Nominating and Corporate Governance Committee may do so in the manner and within the time frame explained under “Nomination of Directors” below. We recommend voting FOR these eight nominees. At the meeting, the eight nominees who receive the most votes will be elected as directors to serve until the next annual meeting, or until their successors are elected and qualified. Each of the nominees is currently a director and was elected at our last annual stockholders’ meeting on May 13, 2009. If any of the nominees should become unavailable to serve on the board, the proxy holders will vote your shares for a board-approved substitute, or the board may reduce the number of directors.

THE NOMINEES

Name	Age	Position with Palatin
Carl Spana, Ph.D.	47	Chief executive officer, president and a director
John K.A. Prendergast, Ph.D.	56	Director, chairman of the board of directors
Perry B. Molinoff, M.D.	69	Director
Robert K. deVeer, Jr. (1) (2) (3)	63	Director
Zola P. Horovitz, Ph.D. (1) (2) (3)	75	Director
Robert I. Taber, Ph.D. (1) (2)	73	Director
Errol De Souza, Ph.D. (2) (3)	56	Director
J. Stanley Hull	57	Director
(1) Member of the audit committee. (2) Member of the compensation committee. (3) Member of the nominating and corporate governance committee.

CARL SPANA, Ph.D., co-founder of Palatin, has been our chief executive officer and president since June 14, 2000. He has been a director of Palatin since June 1996 and has been a director of our wholly-owned subsidiary, RhoMed Incorporated, since July 1995. From June 1996 through June 14, 2000, Dr. Spana served as an executive vice president and our chief technical officer. From June 1993 to June 1996, Dr. Spana was vice president of Paramount Capital Investments, LLC, a biotechnology and biopharmaceutical merchant banking firm, and of The Castle Group Ltd., a medical venture capital firm. Through his work at Paramount Capital Investments and The Castle Group, Dr. Spana co-founded and acquired several private biotechnology firms. From July 1991 to June 1993, Dr. Spana was a Research Associate at Bristol-Myers Squibb, a publicly-held pharmaceutical company, where he was involved in scientific research in the field of immunology. Dr. Spana is a director of AVAX Technologies,

PROXY STATEMENT, PAGE 8

Inc., a publicly-held life science company. Dr. Spana received his Ph.D. in molecular biology from The Johns Hopkins University and his B.S. in biochemistry from Rutgers University.

JOHN K.A. PRENDERGAST, Ph.D., co-founder of Palatin, has been chairman of the board since June 14, 2000, and a director since August 1996. Dr. Prendergast has been president and sole stockholder of Summercloud Bay, Inc., an independent consulting firm providing services to the biotechnology industry, since 1993. He is a member of the board of the following publicly-held life science companies: AVAX Technologies, Inc. and MediciNova, Inc. Currently he is the chairman of AVAX Technologies, Inc. and executive chairman of the board of directors of Antyra, Inc., a privately-held biopharmaceutical firm. From October 1991 through December 1997, Dr. Prendergast was a managing director of The Castle Group Ltd., a medical venture capital firm. Dr. Prendergast received his M.Sc. and Ph.D. from the University of New South Wales, Sydney, Australia and a C.S.S. in administration and management from Harvard University.

PERRY B. MOLINOFF, M.D. has been a director since November 2001. He served as our executive vice president for research and development from September 2001 until November 3, 2003, when he resigned to accept a position as Vice Provost for Research at the University of Pennsylvania, which he held from November 2003 through September 2006. He is also a director of Cypress Bioscience, Inc., a publicly-held life science company. Dr. Molinoff has more than 30 years of experience in both the industrial and educational sectors. From 1981 to 1994, he was a professor of pharmacology and chairman of the Department of Pharmacology at the University of Pennsylvania School of Medicine in Philadelphia. From January 1995 until March 2001, he was vice president of neuroscience and genitourinary drug discovery for the Bristol-Myers Squibb Pharmaceutical Research Institute, where he was responsible for directing and implementing the Institute’s research efforts. Dr. Molinoff earned his medical degree from Harvard Medical School.

ROBERT K. deVEER, Jr. has been a director since November 1998. Since January 1997, Mr. deVeer has been the president of deVeer Capital LLC, a private investment company. He is also a director of Solutia Inc., a publicly-held chemical-based materials company. From 1995 until his retirement in 1996, Mr. deVeer served as Managing Director, Head of Industrial Group, at New York-based Lehman Brothers. From 1973 to 1995, he held increasingly responsible positions at New York-based CS First Boston, including Head of Project Finance, Head of Industrials and Head of Natural Resources. He was a managing director, member of the investment banking committee and a trustee of the First Boston Foundation. He received a B.A. in economics from Yale University and an M.B.A. in finance from Stanford Graduate School of Business.

ZOLA P. HOROVITZ, Ph.D. has been a director since February 2001. Before he retired from Bristol-Myers Squibb in 1994, Dr. Horovitz spent 34 years in various positions, including associate director of the Squibb Institute for Medical Research, vice president of development, vice president, scientific liaison, vice president of licensing, and vice president of business development and planning for the pharmaceutical division of Bristol-Myers Squibb. He held advisory positions at the University of Pittsburgh, Rutgers College of Pharmacy and Princeton University. He is also currently a director of the following publicly-held life science companies: BioCryst Pharmaceuticals, Inc., DOV Pharmaceutical, Inc. and GenVec, Inc. Dr. Horovitz earned his Ph.D. in pharmacology from the University of Pittsburgh.

PROXY STATEMENT, PAGE 9

ROBERT I. TABER, Ph.D. has been a director since May 2001. Dr. Taber began his career in the pharmaceutical industry in 1962, holding a succession of positions within Schering Corporation’s biological research group before leaving in 1982 as director of biological research. He has also held a number of increasingly important positions with DuPont Pharmaceuticals and the DuPont Merck Pharmaceutical Company, including director of pharmaceutical research, director of pharmaceutical and biotechnology research, vice president of pharmaceutical research and vice president of extramural research and development. From 1994 to 1998, Dr. Taber held the position of senior vice president of research and development at Synaptic Pharmaceuticals Corporation before founding Message Pharmaceuticals, Inc. in 1998, serving as president and chief executive officer until 2000. Dr. Taber earned his Ph.D. in pharmacology from the Medical College of Virginia.

ERROL DE SOUZA, Ph.D. has been a director since April 2003. Dr. De Souza has nearly two decades of experience in the field of drug discovery and development. Since March 2010, Dr. De Souza has been president and chief executive officer of Biodel Inc., a publicly-held specialty biopharmaceutical company. From April 2003 to January 2009, Dr. De Souza was president and chief executive officer of Archemix Corporation, a biopharmaceutical company focused on aptamer therapeutics. From September 2002 to March 2003, he was president and chief executive officer and a director of Synaptic Pharmaceuticals. As a result of a merger effective March 2003, Synaptic Pharmaceuticals became a wholly-owned subsidiary of H. Lundbeck A/S, an international pharmaceutical company. Prior to that, Dr. De Souza held senior management positions with Aventis, and its predecessor company Hoechst Marion Roussel Pharmaceuticals, and was co-founder of Neurocrine Biosciences, Inc. He is currently a director of Targacept, Inc., a publicly-held life sciences company, and Bionomics Limited, an Australian life science company publicly traded on the Australian Stock Exchange. Dr. De Souza received his B.A. (Honors) in physiology and his Ph.D. in neuroendocrinology from the University of Toronto and he received his postdoctoral fellowship in neuroscience from The Johns Hopkins University School of Medicine.

J. STANLEY HULL has been a director since September 2005. Mr. Hull has over three decades of experience in the field of sales and marketing. Mr. Hull joined GlaxoSmithKline, a research-based pharmaceutical company, in October 1987 and will retire as Senior Vice President, Pharmaceuticals in April 2010, having previously served in the R&D organization of GlaxoSmithKline as Vice President and Worldwide Director of Therapeutic Development and Product Strategy – Neurology and Psychiatry. Prior to that, he was Vice President of Marketing – Infectious Diseases and Gastroenterology for Glaxo Wellcome Inc. Mr. Hull started his career in the pharmaceutical industry with SmithKline and French Laboratories in 1978. Mr. Hull received his B.S. in business administration from the University of North Carolina at Greensboro.

RECOMMENDATION OF THE BOARD

The board recommends a vote FOR the election of the eight nominees listed above.

[END OF ITEM 1]

PROXY STATEMENT, PAGE 10

ITEM TWO:  RATIFICATION OF APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We recommend voting FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010. KPMG served as our independent registered public accounting firm for the fiscal year ended June 30, 2009. We expect that a representative of KPMG will attend the annual meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions from stockholders.

Audit Fees. For the fiscal year ended June 30, 2009, KPMG billed us a total of $210,000 for professional services rendered for the audit of our annual consolidated financial statements, review of our consolidated financial statements in our Forms 10-Q and services provided in connection with regulatory filings. For the fiscal year ended June 30, 2008, the total billed for the same services and the audit of our internal control over financial reporting was $233,000.

Audit-Related Fees. For the fiscal years ended June 30, 2009 and 2008, KPMG did not perform or bill us for any audit-related services.

Tax Fees. For the fiscal year ended June 30, 2009, KPMG billed us a total of $15,500 for professional services rendered for tax compliance, tax advice and tax planning. For the fiscal year ended June 30, 2008, KPMG billed us $15,500 for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees. KPMG did not perform or bill us for any services other than those described above for the fiscal years ended June 30, 2009 and 2008.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-audit Services of Independent Auditors. Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engaging the independent registered public accounting firm for the next year’s audit, management will submit to the Audit Committee for approval an estimate of fees for services expected to be rendered during that year in each of four categories:

1. Audit services, including work that generally only our independent registered public accounting firm can reasonably be expected to provide, such as services provided in connection with regulatory filings, statutory audits and attest services and consultation regarding financial accounting and/or reporting standards;

2. Audit-related services, including assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits and special procedures required to meet certain regulatory requirements;

3. Tax services, including services performed by our independent registered public accounting firm’s tax personnel except those services specifically related to the audit of

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the consolidated financial statements, including fees in the areas of tax compliance, tax planning and tax advice; and

4. All other services not described in the preceding categories. We generally do not request other services from our independent registered public accounting firm.

The Audit Committee pre-approves fees for each category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of KPMG LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the board of directors, which consists entirely of directors who meet the independence and experience requirements of the NYSE Amex LLC (the “NYSE Amex”), has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of its financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of KPMG LLP.

The Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended June 30, 2009 with Palatin’s management and has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee has received from KPMG LLP the written disclosures and the letter from KPMG LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP communications with the Audit Committee, and the Audit Committee further discussed with KPMG LLP their independence. The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on these reviews and discussions, we recommended to the board of directors that the audited consolidated financial statements be included in Palatin’s annual report on Form 10-K for the fiscal year ended June 30, 2009.

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The Audit Committee

Robert K. deVeer, Jr., Chairman

Zola P. Horovitz, Ph.D.

Robert I. Taber, Ph.D.

RECOMMENDATION OF THE BOARD

The board recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

[END OF ITEM 2]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

PROXY STATEMENT, PAGE 13

ITEM THREE:  APPROVAL OF AN AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Increase in authorized capital resolution and amendment. On March 9, 2010, the board of directors adopted a resolution which authorizes, subject to stockholder approval, an amendment to our restated certificate of incorporation to increase our authorized common stock, $0.01 par value per share, from 150,000,000 shares to 400,000,000 shares. The additional common stock to be authorized by adoption of this amendment would have rights identical to our currently authorized and outstanding common stock. The number of authorized shares of our preferred stock, 10,000,000 shares, will not be affected by this amendment.

Text of the increase in authorized capital resolution and amendment. The complete text of the increase in authorized capital resolution and amendment is set forth as Appendix A to this proxy statement.

Purpose and background of increase in authorized capital. The increase in authorized capital would increase the number of shares of our common stock available to be issued. The following table shows our common stock outstanding and issuable or reserved for issuance as of March 31, 2010.

Common stock outstanding or reserved
Common stock outstanding	107,028,183
Shares of common stock issuable upon conversion of Series A Preferred Stock	248,606
Shares of common stock issuable upon exercise of outstanding options and warrants	23,528,301
Shares of common stock issuable under our 2005 Stock Plan	4,488,560
Total	135,293,650
Accordingly, out of our currently authorized 150,000,000 shares of common stock, 14,706,350 shares are available for future issuance.

The board of directors believes it is in the best interests of Palatin and its stockholders to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility for corporate action in the future. Management believes that the availability of additional authorized shares for issuance from time to time in the board's discretion, such as in connection with future financings, possible acquisitions of other companies, investment opportunities or for other corporate purposes, is desirable in order to avoid repeated separate amendments to our restated certificate of incorporation and the delay and expense incurred in holding special meetings of the stockholders to approve such amendments.

We currently have no specific understandings, arrangements, agreements or other plans to issue, in connection with future financings, acquisitions or otherwise, any of the additional

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authorized but unissued shares that would be available as a result of the proposed increase in the number of authorized shares of our common stock. However, the board believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future, including future financings. We will require additional funding within the next year if we are to continue operations at the current levels, and it is likely we will seek additional funds through public or private equity financings.

Even if the stockholders approve an increase in the number of Palatin's authorized common stock shares, Palatin reserves the right not to amend the restated certificate of incorporation if the board does not deem such amendment to be in the best interests of Palatin and its stockholders following the annual meeting.

An increase in the number of authorized shares of our common stock could have the effect of making it more difficult to, or discouraging an attempt to, obtaining control of Palatin by means of a takeover bid that our board determines is not in our best interests and the best interests of our stockholders. However, our board does not intend or view the proposed increase in authorized common stock as an anti-takeover measure and is not proposing the increase in response to any attempt or plan to obtain control of Palatin.

We will not solicit further authorization by vote of the stockholders for the issuance of the additional shares of common stock proposed to be authorized, except as required by law, regulatory authorities or the rules of the NYSE Amex or any other stock exchange on which our shares may then be listed. The issuance of additional shares of common stock could have the effect of diluting existing stockholder earnings per share, book value per share and voting power. Our stockholders do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of our securities.

Relationship between Increase in Authorized Capital and Reverse Stock Split.  Item Three seeks authorization for an increase in common stock, and Item Four seeks authorization for a reverse stock split. If both Item Three and Item Four are approved by the stockholders and the board proceeds to amend the restated certificate of incorporation prior to implementing a stock split, then in the event that the board later determines to implement the stock split the number of shares of authorized common stock will be proportionately reduced. If Item Four, the reverse stock split, is implemented first, then the number of shares of authorized common stock will not be proportionately reduced, and the board will not thereafter implement Item Three, the increase in authorized common stock.

RECOMMENDATION OF THE BOARD

The board recommends a vote FOR the Increased Common Stock Authorization. The affirmative vote of a majority of the outstanding shares of common stock is required for approval of an Amendment to Our Restated Certificate of Incorporation to Increase the Number of Authorized Shares of Common Stock.

[END OF ITEM 3]

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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ITEM FOUR:  APPROVAL OF AN AMENDMENT TO OUR

RESTATED CERTIFICATE OF INCORPORATION TO EFFECT
A REVERSE STOCK SPLIT

Prior authorization for reverse split amendment.  At the stockholders meeting held on May 13, 2009, the stockholders authorized the board of directors to implement, at any time before May 13, 2010, a reverse stock split substantially similar to this Item Four, which would combine between two and fifteen shares of outstanding common stock into one share of common stock (a one-for-two to one-for-fifteen reverse split).  The board does not believe it likely that it will implement the reverse split authorized at the meeting of May 13, 2009 before the expiration of that authorization.  As discussed below, the board considers a number of factors in deciding whether to implement a reverse split, including additional funding requirements, the amount of our authorized but unissued common stock, market conditions, and existing and expected trading prices of our common stock.  The board views it as unlikely that those factors will result in a decision to implement the reverse split before May 13, 2010.  Additionally, we have agreed with the purchasers in a sale of our common stock which closed on March 2, 2010 that we will not implement a reverse stock split through April 30, 2010.  However, based upon both our trading price and NYSE Amex requirements as discussed below, the board continues to recommend that the stockholders authorize the reverse stock split.

Reverse split resolution and amendment. On March 9, 2010, the board of directors adopted a resolution which authorizes, subject to stockholder approval, an amendment to our restated certificate of incorporation to effect a reverse stock split of our common stock, but only if the board determines that the reverse split is in the best interests of Palatin and its stockholders. The amendment allows a single reverse split which will combine between two and fifteen shares of outstanding common stock into one share of new common stock (the “New Common Stock”) at any time after May 13, 2010 (the date of this annual meeting) and before May 13, 2011. If the board decides to proceed with the reverse split, the board will determine the exact reverse split ratio and the effective date. We will be able to file only one reverse split amendment and effect only one reverse split pursuant to this proposal.

Text of the reverse split resolution and amendment. The complete text of the reverse split resolution and amendment is set forth as Appendix B to this proxy statement.

Purpose and background of reverse split. A reverse split would decrease the number of shares of our common stock outstanding and issuable pursuant to options, warrants and convertible preferred stock. We expect this to result in a higher market price for the New Common Stock than for our current common stock. The board believes the reverse split is important for the two reasons described below: first, to keep our stock listed on a national stock exchange, and second, to facilitate raising capital through equity financings.

NYSE Amex listing requirements. On March 3, 2010, we received notice from the NYSE Amex that because of our common stock low trading price, the NYSE Amex deemed it appropriate for us to effect a reverse stock split within a reasonable amount of time in accordance with Section 1003(f)(v) of the NYSE Amex’s Company Guide. Over the twelve months ended March 31, 2010, the trading price for our common stock has ranged from a high of $0.48 to a low of $0.10 per share. On April 5, 2010, the closing sales price was $0.25 per share. If we do not complete a reverse stock split within a reasonable amount of time, the NYSE Amex may consider suspending

PROXY STATEMENT, PAGE 16

dealings in our common stock or remove our common stock from the list. If our common stock ceases to be listed on the NYSE Amex, this could result in reduced news media coverage of our activities and a lack of investment analyst interest in our common stock, which could then result in lower trading volume and a lower market price.

Raising capital. The reverse split would reduce the number of shares of our common stock outstanding without reducing the total number of authorized shares of common stock. As a result, we would have a larger number of authorized but unissued shares from which to issue additional shares of common stock, or securities convertible or exercisable into shares of common stock, in equity financing transactions. We currently have no plans for an equity financing transaction or other transaction in which we would issue shares that will be newly available for issuance as a result of the reverse stock split.

No guarantee of success. We believe it is likely that the per share market price of our common stock will increase after a reverse split. However, we cannot guarantee that our common stock price will increase, and even if it does, we cannot guarantee that the price increase:

•           will be proportionate to the reverse split ratio;

•	will last in the marketplace for any length of time;

•	will be sufficient to meet the listing requirements of the NYSE Amex; or

•	will be sufficient to facilitate raising capital.

Criteria to be used in deciding to apply the reverse split. If the stockholders approve this Item Four, the board or a committee of the board will have the authority to proceed with the reverse split. In determining whether to proceed with the reverse split and setting the exact ratio of the split, if any, the board or committee will consider a number of factors, including additional funding requirements, the amount of our authorized but unissued common stock, market conditions, existing and expected trading prices of our common stock and NYSE Amex listing requirements. We anticipate that the reverse split, if the board or committee determines to proceed with the reverse split, will be implemented in conjunction with an equity financing or other transaction.

Range of exchange ratios. The purpose of seeking stockholder approval of a range of exchange ratios from one-for-two to one-for-fifteen (rather than a fixed exchange ratio) is to provide us with the flexibility to achieve the desired results of the reverse split. If the stockholders approve this proposal, the board would implement the reverse split only upon the board’s determination that the reverse split would be in the best interests of Palatin and its stockholders at that time.

Effective date of reverse split. If the stockholders approve the amendment, and if the board then determines to proceed with the reverse split, it will become effective when we file the reverse split amendment with the Delaware Secretary of State. This could be on any date the board chooses after this annual meeting and before May 13, 2011. If the board determines not to proceed with the reverse split, the board may abandon the reverse split amendment pursuant to Section 242(c) of the Delaware General Corporation Law.

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No appraisal rights. Stockholders will not have dissenters’ or appraisal rights under the Delaware General Corporation Law or under the restated certificate of incorporation, as amended, in connection with the proposed reverse stock split.

Material effects of the reverse split. The following table shows the approximately numerical effect of the reverse split on shares of our common stock as of March 31, 2010, at the minimum split ratio of one-for-two and at the maximum split ratio of one-for-fifteen, assuming that Item Three, the increase in authorized common stock, is either not adopted or not implemented. The actual reverse split ratio could fall anywhere on or between those two endpoints.

Effect of Reverse Split, Assuming No Increase in Authorized Capital
		New Common Stock
	Common stock authorized, outstanding or reserved	One-for-two split ratio	One-for-fifteen split ratio
Common stock authorized	150,000,000	150,000,000	150,000,000
Common stock outstanding	107,028,183	53,514,091	7,135,212
Shares of common stock issuable upon conversion of Series A Preferred Stock	248,606	124,303	16,573
Shares of common stock issuable upon exercise of outstanding options and warrants	23,528,301	11,764,150	1,568,553
Shares of common stock issuable under our 2005 Stock Plan	4,488,560	2,244,280	299,237

The following table shows the approximately numerical effect of the reverse split on shares of our common stock as of March 31, 2010, at the minimum split ratio of one-for-two and at the maximum split ratio of one-for-fifteen, assuming that Item Three, the increase in authorized common stock, is adopted and implemented prior to the reverse split. The actual reverse split ratio could fall anywhere on or between those two endpoints.

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Effect of Reverse Split, Assuming Increase in Authorized Capital
		New Common Stock
	Common stock authorized, outstanding or reserved	One-for-two split ratio	One-for-fifteen split ratio
Common stock authorized	400,000,000	200,000,000	26,666,666
Common stock outstanding	107,028,183	53,514,091	7,135,212
Shares of common stock issuable upon conversion of Series A Preferred Stock	248,606	124,303	16,573
Shares of common stock issuable upon exercise of outstanding options and warrants	23,528,301	11,764,150	1,568,553
Shares of common stock issuable under our 2005 Stock Plan	4,488,560	2,244,280	299,237

The number of shares of common stock issuable upon exercise, vesting or conversion of all outstanding options, warrants and convertible preferred stock will automatically be reduced by a factor equal to the split ratio. The reverse stock split will also increase the exercise price of options and warrants by a factor of from two to fifteen, depending on the actual reverse split ratio. The reverse split would not affect any stockholder’s proportionate equity interest in Palatin, except for the effect on certain stockholders receiving cash in lieu of fractional shares. The reverse stock split will not otherwise affect any rights of holders of our securities.

The reverse split will have no effect on the number of our authorized shares of common stock or preferred stock or on the par value of the stock. The shares of New Common Stock will be fully paid and non-assessable. The reverse split will not affect the voting and other rights of common or preferred stock. The reverse stock split will not result in any change in Palatin’s business, management, assets, liabilities or net worth.

The reverse stock split will result in some stockholders holding odd lots of the New Common Stock (blocks of less than 100 shares). Because broker/dealers typically charge a higher commission to complete trades in odd lots of securities, the transaction costs may increase for those stockholders who will hold odd lots after the reverse stock split.

Relationship between Increase in Authorized Capital and Reverse Stock Split.  Item Four seeks authorization for a reverse stock split, and Item Three seeks authorization for an increase in common stock. If both Item Three and Item Four are approved by the stockholders and the board proceeds to amend the restated certificate of incorporation prior to implementing a

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stock split, then in the event that the board later determines to implement the stock split the number of shares of authorized common stock will be proportionately reduced. If Item Four, the reverse stock split, is implemented first, then the number of shares of authorized common stock will not be proportionately reduced, and the board will not thereafter implement Item Three, the increase in authorized common stock.

No fractional shares. We will not issue any fractional shares that would result from the reverse split. Instead, we will pay the cash value of fractions of a share determined by the average closing price of the common stock for the five (5) trading days immediately preceding the effective date of the reverse split, multiplied by the fractional interest.

Mechanics of the reverse split. Assuming the reverse stock split is approved by our stockholders, this is how it will work:

•
If your shares are held in “street name” – that is, through an account at a brokerage firm, bank or other holder of record – the number of shares you hold will automatically be adjusted to reflect the reverse stock split.

•
If your shares are registered directly in your name with American Stock and your shares are held in book-entry form (i.e. your shares are not represented by a physical stock certificate), the number of shares you hold will automatically be adjusted to reflect the reverse stock split. You will be sent a transmittal letter by American Stock. You will need to return a properly completed and duly executed transmittal letter to American Stock in order to receive any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record.

•
If your shares are registered directly in your name with American Stock and your shares are held in certificated form (that is, your shares are represented by one or more physical stock certificates), you will receive a transmittal letter asking you to surrender your certificate(s) representing pre-split shares in exchange for a New Common Stock certificate representing post-split shares. You will need to return a properly completed and duly executed transmittal letter, together with your certificate(s) representing pre-split shares, to American Stock in order to receive a New Common Stock certificate and any cash payment in lieu of fractional shares or any other distributions, if any, that may be declared and payable to holders of record following the reverse stock split.

Whether your shares are held in street name or directly, we will not issue fractional shares of common stock to you as described above under the heading “No fractional shares”. If your shares are held in street name, payment for the fractional shares will be deposited directly into your account with the organization holding your shares.

Federal income tax consequences. The following is a summary of the material anticipated Federal income tax consequences of the reverse split to our stockholders. This summary is based on the Federal income tax laws as now in effect and as currently interpreted; it does not take into account possible changes in the tax laws or interpretations, including amendments to applicable statutes, regulations and proposed regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. This summary does not purport to address all aspects of the possible Federal income tax consequences of the reverse

PROXY STATEMENT, PAGE 20

split and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the Federal income tax consequences to stockholders in light of their individual investment circumstances or to holders subject to special treatment under the Federal income tax laws (for example, life insurance companies, financial institutions, tax-exempt organizations, regulated investment companies and foreign taxpayers).

The summary does not address any consequence of the reverse split under any state, local or foreign tax laws.

We will not obtain a ruling from the Internal Revenue Service regarding the Federal income tax consequences to our stockholders as a result of the reverse split. Accordingly, WE ENCOURAGE EACH STOCKHOLDER TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE POTENTIAL REVERSE SPLIT, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

The reverse split is intended to qualify as a “recapitalization” as described in Section 368(a)(1) of the Code. Consequently, neither we nor any stockholder will recognize any gain or loss. For exchanging stockholders, the aggregate basis of the shares of New Common Stock received (excluding any fractional share for which cash is received) will be the same as the aggregate basis of common stock surrendered in the exchange. Similarly, the holding period for New Common Stock received as a result of the reverse stock split will include the holding period of the shares of common stock surrendered in exchange thereof.

RECOMMENDATION OF THE BOARD

 The board recommends a vote FOR the Reverse Split Amendment. The affirmative vote of a majority of the outstanding shares of common stock is required for approval of the Reverse Split Amendment.

[END OF ITEM 4]

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CORPORATE GOVERNANCE

NOMINATION OF DIRECTORS

The Nominating and Corporate Governance Committee conducts an annual director performance evaluation process and proposes nominees for election as directors. Nominees must be well-regarded and experienced participants in their field(s) of specialty, familiar at the time of their appointment with our business, willing to devote the time and attention necessary to deepen and refine their understanding of Palatin and the issues we face, and must have an understanding of the demands and responsibilities of service on a public company board of directors. The committee considers individual merits, such as personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on the board and concern for the long-term interests of the stockholders. The committee also considers each candidate in relation to existing or other potential members of the board, with a view to establishing a well-rounded, diverse, knowledgeable, and experienced board.

The committee will consider stockholder recommendations of nominees if they are accompanied by a comprehensive written resume of the recommended nominee’s business experience and background, and a signed consent from the recommended nominee stating that he or she is willing to be considered as a nominee and, if nominated and elected, will serve as a director. The committee will consider candidates recommended by stockholders on the same basis as candidates from other sources. The committee may retain outside consultants to assist in identifying suitable director candidates. Stockholders may send their written recommendations with the required documentation to our executive offices at 4C Cedar Brook Drive, Cranbury, NJ 08512, Attention: Secretary, no later than the deadline for stockholder proposals to be included in the proxy statement as specified under “Stockholder Proposals for Next Annual Meeting” on page 36.

DIRECTOR INDEPENDENCE

The board of directors has determined that all of the directors and nominees except for Dr. Spana (our chief executive officer and president) are independent directors, as defined in Section 803 of the Company Guide of the NYSE Amex, on which our common stock is listed.

THE BOARD AND ITS COMMITTEES

Committees and meetings. The board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During the fiscal year ended June 30, 2009, the board met four times, the Audit Committee met four times, the Compensation Committee met twice and the Nominating and Corporate Governance Committee met once. Each director has attended at least 75% of the total number of meetings of the board and committees of the board on which he served. With the exception of Drs. Prendergast and Spana, the directors did not attend the 2009 annual meeting of stockholders.

Audit Committee. The Audit Committee reviews the engagement of the independent registered public accounting firm and reviews the independence of the independent registered

PROXY STATEMENT, PAGE 22

public accounting firm. The Audit Committee also reviews the audit and non-audit fees of the independent registered public accounting firm and the adequacy of our internal control procedures. The Audit Committee is currently composed of three non-employee directors, Mr. deVeer, Dr. Horovitz and Dr. Taber. The board has determined that the members of the Audit Committee are independent, as defined in Section 803 of the Company Guide of the NYSE Amex, and satisfy the requirements of the NYSE Amex as to financial literacy and expertise. The board has determined that at least one member of the committee, Mr. deVeer, is the Audit Committee financial expert as defined by Item 407 of Regulation S-K. The responsibilities of the Audit Committee are set forth in a written charter adopted by the board, a copy of which is available on our web site at www.palatin.com. The report of the Audit Committee appears under Item Two above.

Compensation Committee. The Compensation Committee reviews and recommends to the board on an annual basis employment agreements and compensation for our officers, directors and some employees, and administers our 2005 Stock Plan and the options still outstanding which were granted under previous stock option plans. The Compensation Committee is composed of Mr. deVeer, Dr. Horovitz, Dr. Taber and Dr. De Souza. The report of the Compensation Committee appears below, in our discussion of executive compensation.

The Compensation Committee does not have a written charter. The committee administers our 2005 Stock Plan, under which it may delegate to an officer its authority to grant stock options and rights to officers and employees in accordance with Delaware law, except that it cannot authorize an officer to make grants to himself. Our chief financial officer and our Director of Human Resources and Administration support the committee in its work by gathering, analyzing and presenting data on Palatin’s compensation arrangements and compensation in the marketplace.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assists the board in recommending nominees as described above, and in determining the composition of committees. It also reviews, assesses and makes recommendations to the board concerning policies and guidelines for corporate governance, including relationships of the board, the stockholders and management in determining Palatin’s direction and performance. The responsibilities of the Nominating and Corporate Governance Committee are set forth in a written charter adopted by the board, a copy of which is available on our web site at www.palatin.com. The Nominating and Corporate Governance Committee is composed of Mr. deVeer, Dr. Horovitz and Dr. De Souza, each of whom meets the independence requirements currently established by the NYSE Amex.

                 Duration of office. Unless a director resigns, all directors hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. Directors serve as members of committees as the board determines from time to time.

STOCKHOLDER COMMUNICATION WITH DIRECTORS

Generally, stockholders who have questions or concerns should contact Stephen T. Wills, Secretary, Palatin Technologies, Inc., 4C Cedar Brook Drive, Cranbury, NJ 08512. However, any stockholder who wishes to address questions regarding our business directly to the board of directors, or any individual director, can direct questions to the board or a director by regular

PROXY STATEMENT, PAGE 23

mail to the Secretary at the address above or by e-mail to boardofdirectors@palatin.com. You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a shareholder, customer, supplier, or other interested party.

Communications are distributed to the board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication, unless the Secretary determines that the communication is unrelated to the duties and responsibilities of the board, such as product inquiries, resumes, advertisements or other promotional material. Communications that are unduly hostile, threatening, illegal or similarly unsuitable will also not be distributed to the board or any director. All communications excluded from distribution will be retained and made available to any non-management director upon request.

CODE OF CORPORATE CONDUCT AND ETHICS

We have adopted a code of corporate conduct and ethics that applies to all of our directors, officers and employees, including our chief executive officer and chief financial officer. You can view the code of corporate conduct and ethics at our website, www.palatin.com. We will disclose any amendments to, or waivers from, provisions of the code of corporate conduct and ethics that apply to our directors, principal executive and financial officers in a current report on Form 8-K, unless the rules of the NYSE Amex permit website posting of any such amendments or waivers.

DIRECTOR COMPENSATION

Non-employee directors’ option grants. Non-employee directors receive an annual option grant on the first day of each fiscal year. The amount of the annual option grant may vary from year to year. The exercise price of these options is the closing price of our common stock on the date of grant. They vest in twelve equal monthly installments beginning one month from the date of grant, and they expire ten years from the date of grant. They also provide for accelerated vesting in the event of involuntarily termination as a director following a change in control, with exercise permitted following accelerated vesting for up to the earlier of one year after termination or the expiration date of the option.

On July 1, 2008, the first day of our last completed fiscal year, the chairman of the board received an option to purchase 75,000 shares of common stock and each other non-employee director received an option to purchase 40,000 shares of common stock, with an exercise price of $0.18 per share.

                 In addition to the annual option grant, on July 1, 2008 the chairman of the board received an option to purchase 250,000 shares of common stock and each other non-employee director received an option to purchase 150,000 shares of common stock. All of these options have an exercise price of $0.18 per share, the closing price of our common stock on the date of grant, vest in four annual installments on the anniversary of the date of grant, expire ten years from the date of grant and provide for accelerated vesting in the event of involuntarily termination as a director following a change in control, with exercise permitted following accelerated vesting for up to the earlier of one year after termination or the expiration date of the option.

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On July 1, 2009, the first day of the current fiscal year, the chairman of the board received an option to purchase 60,000 shares of common stock and each other non-employee director received an option to purchase 40,000 shares of common stock, with an exercise price of $0.28 per share.  In addition, on the same date Mr. deVeer received an additional option to purchase 35,000 shares of common stock, with an exercise price of $0.28 per share, relating to his services as member and chairman of the Audit Committee and as an Audit Committee financial expert.  The additional option granted to Mr. deVeer vests in four annual installments on the anniversary of the date of grant, expires ten years from the date of grant and provides for accelerated vesting in the event of involuntary termination as a director following a change in control, with exercise permitted following accelerated vesting for up to the earlier of one year after termination or the expiration of the option.

Non-employee directors’ cash compensation. Dr. Prendergast serves as chairman of the board and receives an annual retainer of $60,000, payable quarterly. Other non-employee directors receive an annual retainer of $30,000, payable on a quarterly basis, with the Audit Committee chairperson and Compensation Committee chairperson receiving an additional $4,000 and $2,000, respectively, payable on a quarterly basis.

Non-employee directors’ expenses. Non-employee directors are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve.

           Employee directors. Employee directors are not separately compensated for services as directors, but are reimbursed for expenses incurred in performing their duties as directors, including attending all meetings of the board and any committees on which they serve.

Director compensation table. The following table sets forth the compensation we paid to all directors during the fiscal year ended June 30, 2009, except for Dr. Spana, whose compensation is set forth under Executive Compensation below. He did not receive any separate compensation for his services as a director.

Director Compensation in Fiscal 2009

Name	Fees earned or paid in cash ($)	Option awards ($) (1) (2)	Total ($)
John K.A. Prendergast, Ph.D.	60,000	21,151	81,151
Perry B. Molinoff, M.D.	30,000	11,921	41,921
Robert K. deVeer, Jr.	34,000	11,921	45,921
Zola P. Horovitz, Ph.D.	30,000	11,921	41,921
Robert I. Taber, Ph.D.	32,000	11,921	43,921
Errol De Souza, Ph.D.	30,000	11,921	41,921
J. Stanley Hull	30,000	19,267	49,267

(1)
Amounts in this column represent compensation expense which we recognized in fiscal 2009. For a description of the assumptions we used to calculate these amounts, see Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

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(2)	The aggregate number of shares underlying option awards outstanding at June 30, 2009 for each director was:

Dr. Prendergast                          761,000

Dr. Molinoff                               524,583

Mr. deVeer                                 448,533

Dr. Horovitz                            355,000

Dr. Taber                                 350,000

Dr. De Souza                           308,750

Mr. Hull                                   266,667

EXECUTIVE OFFICERS

Name	Age	Position with Palatin
Carl Spana, Ph.D.	47	President, chief executive officer and director
Stephen T. Wills, CPA	53	Executive vice president - operations and chief financial officer, secretary and treasurer
Trevor Hallam, Ph.D.	51	Executive vice president - research and development

Executive officers are appointed by the board and serve at the discretion of the board. Each executive officer holds office under an employment agreement.

Additional information about Dr. Spana is included under Item One: Election of Directors.

STEPHEN T. WILLS, MST, CPA, has been vice president, secretary, treasurer and chief financial officer since 1997 and has been executive vice president of operations since 2005. From July 1997 to August 2000, Mr. Wills was also a vice president and the chief financial officer of Derma Sciences, Inc., a publicly-held company which provides wound and skin care products, and currently serves as lead director of Derma. Mr. Wills is also a director of U.S. Helicopter Corp., a publicly-held company. From 1991 to August 2000, he was the president and chief operating officer of Golomb, Wills & Company, P.C., a public accounting firm. Mr. Wills, a certified public accountant, received his B.S. in accounting from West Chester University, and an M.S. in taxation from Temple University.

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TREVOR HALLAM, Ph.D., has been executive vice president of research and development since May 2005. From 1996 to 2005, Dr. Hallam held senior management positions within AstraZeneca R&D, including vice president of biologics based out of the UK, vice president of respiratory and inflammation research based in Sweden and vice president of medical affairs within the US. From 1985 to 1995, Dr. Hallam served in senior management positions within Smith Kline and French Research, Glaxo Group Research and Roche Research. Dr. Hallam joined the pharmaceutical industry after a postdoctoral fellowship at the Physiological Laboratory, University of Cambridge, UK. He earned his Ph.D. in biochemistry from the University of London and his B.Sc. from the University of Leeds.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation earned by or paid to our principal executive officer, principal financial officer and our one other executive officer (our named executive officers) for our fiscal years ended June 30, 2009 and 2008. We have no non-equity incentive plan, no defined benefit or actuarial pension plan, and no deferred compensation plan.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	Stock awards (2) ($)	Option awards (2) ($)	All other compen- sation (3) ($)	Total ($)
Carl Spana, Ph.D., chief executive officer and president	2009	390,000	25,000	245,397	106,404	9,750	776,551
	2008	390,000	0	281,750	66,013	5,688	743,451
Stephen T. Wills, MST, CPA, chief financial officer and executive vice president of operations	2009	321,000	25,000	198,740	81,994	11,500	638,234
	2008	321,000	0	217,000	52,811	14,700	605,511

Trevor Hallam, Ph.D., executive vice president of research and development	2009	321,000	25,000	198,740	66,354	11,500	622,594
	2008	321,000	0	217,000	52,811	14,700	605,511

(1)	Fiscal year 2009 bonus amounts were paid on December 31, 2008. There were no bonuses awarded to any of our executive officers for fiscal year 2008.

(2)
Amounts in these columns represent compensation expense which we recognized in the fiscal year shown. For a description of the assumptions we used to calculate these amounts, see Note 9 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2009.

(3)	Consists of matching contributions to 401(k) plan accounts.

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EMPLOYMENT AGREEMENTS

On June 5, 2007, we entered into employment agreements with Dr. Spana, Mr. Wills and Dr. Hallam, which continue through June 30, 2010 unless terminated earlier. Under these agreements, Dr. Spana is serving as chief executive officer and president at a current salary of $390,000 per year; Mr. Wills is serving as executive vice president of operations and chief financial officer at a current salary of $321,000 per year; and Dr. Hallam is serving as executive vice president of research and development at a current salary of $321,000 per year. Each agreement also provides for:

•	annual discretionary bonus compensation, in an amount to be decided by the Compensation Committee and approved by the board, based on achievement of yearly objectives; and

•	participation in all benefit programs that we establish, to the extent the executive’s position, tenure, salary, age, health and other qualifications make him eligible to participate.

The Compensation Committee awarded a discretionary bonus of $25,000 to each of our named executive officers at the end of our second fiscal quarter based on our performance during the first half of our 2009 fiscal year, but determined not to award any further discretionary bonuses to our named executive officers or to authorize any increase in our named executive officers’ salaries for fiscal 2009, based on events transpiring during fiscal 2009, including our financial condition and the decrease in our common stock price.

Each agreement allows us or the executive to terminate the agreement upon written notice, and contains other provisions for termination by us for “cause,” or by the employee for “good reason” or due to a “change in control” (as these terms are defined in the employment agreements and set forth below). Early termination may, in some circumstances, result in severance pay at the salary then in effect, plus continuation of medical and dental benefits then in effect for a period of two years (Dr. Spana) or 18 months (Mr. Wills and Dr. Hallam). Arrangements with our named executive officers in connection with a termination following a change in control are described below. Each agreement includes non-competition, non-solicitation and confidentiality covenants.

STOCK OPTION AND RESTRICTED STOCK UNIT GRANTS

              In October 2006, we granted 375,000, 300,000 and 300,000 restricted stock units to Dr. Spana, Mr. Wills and Dr. Hallam, respectively, which vest on March 26, 2010, provided that the executive remains employed by us through such date, subject to earlier vesting in the event of a change in control or termination of employment other than a voluntary termination or termination for cause. The restricted stock units also require that each executive retain ownership of at least 33% of the vested stock for the duration of the executive’s employment with us unless there is a change in control or for hardship as determined by the board of directors.

In connection with the grant of the restricted stock units to our named executive officers in October 2006, we determined at such time that the named executive officers would not receive any further stock options or stock awards during the remainder of fiscal year 2007 or the next three fiscal years thereafter, subject, however, to annual review by the Compensation Committee, which is authorized to make additional grants if warranted based on market conditions, our

PROXY STATEMENT, PAGE 28

common stock price, the need to retain our executive officers, and the interests of our stockholders. In 2008, the Compensation Committee determined that additional stock option grants were necessary in order to motivate and retain our named executive officers, and on March 26, 2008, Dr. Spana, Mr. Wills, and Dr. Hallam were granted options to purchase 375,000, 300,000 and 300,000 shares of common stock, respectively. Twenty-five percent of the shares underlying each option were granted at an exercise price in excess of the fair market value on the date of grant in order to incentivize the executive to improve our financial condition.

In 2009, the Compensation Committee determined that additional stock option grants were necessary in order to motivate and retain our named executive officers, and effective July 1, 2009, the first day of the current fiscal year, Dr. Spana, Mr. Wills and Dr. Hallam were granted options to purchase 250,000, 200,000 and 200,000 shares of common stock, respectively, at the closing price of our common stock on such date.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table summarizes all of the outstanding equity awards granted to our named executive officers as of June 30, 2009, the end of our fiscal year.

		Option awards (1)				Stock awards (2)
Name	Option or stock award grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)
Carl Spana	07/08/99	75,000	0	4.875	07/08/09
	10/05/99	150,000	0	3.0625	10/05/09
	08/01/00	140,000	0	5.125	08/01/10
	10/01/01	100,000	0	3.19	10/01/11
	12/11/02	100,000	0	2.00	12/11/12
	07/16/03	100,000	0	3.24	07/16/13
	07/01/05	56,250	18,750	3.75	07/01/15
	07/01/05	83,000	0	1.75	07/01/15
	10/06/06	62,500	62,500	2.49	10/06/16
	10/06/06					375,000	93,750
	03/26/08	70,312	210,938	0.28	03/26/18
	03/26/08	11,718	35,157	0.50	03/26/18
	03/26/08	11,718	35,157	0.66	03/26/18
	07/01/08	0	250,000	0.18	07/01/18

PROXY STATEMENT, PAGE 29

		Option awards (1)				Stock awards (2)
Name	Option or stock award grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)
	12/10/08					250,000	62,500

Stephen T. Wills	07/08/99	50,000	0	4.875	07/08/09
	10/05/99	150,000	0	3.0625	10/05/09
	08/01/00	65,000	0	5.125	08/01/10
	10/01/01	70,000	0	3.19	10/01/11

	12/11/02	80,000	0	2.00	12/11/12
	07/16/03	80,000	0	3.24	07/16/13
	07/01/05	37,500	12,500	3.75	07/01/15
	07/01/05	73,000	0	1.75	07/01/15
	10/06/06	50,000	50,000	2.49	10/06/16
	10/06/06					300,000	75,000
	03/26/08	56,250	168,750	0.28	03/26/18
	03/26/08	9,375	28,125	0.50	03/26/18
	03/26/08	9,375	28,125	0.66	03/26/18
	07/01/08	0	200,000	0.18	07/01/18
	12/10/08					250,000	62,500

Trevor Hallam	05/09/05	350,000	0	1.99	05/09/15
	10/06/06	50,000	50,000	2.49	10/06/16
	10/06/06					300,000	75,000
	03/26/08	56,250	168,750	0.28	03/26/18
	03/26/08	9,375	28,125	0.50	03/26/18
	03/26/08	9,375	28,125	0.66	03/26/18

PROXY STATEMENT, PAGE 30

		Option awards (1)				Stock awards (2)
Name	Option or stock award grant date	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (3)
07/01/08	0	200,000	0.18	07/01/18
12/10/08					250,000	62,500

(1)	Stock option vesting schedules: all options granted before July 1, 2005 have fully vested. Options granted on or after July 1, 2005 have the following vesting schedules:
Grant date:	Exercise Price:	Vesting schedule:
07/01/05	$3.75	vests over four years with ¼ of the shares vesting per year starting on the first anniversary of the grant date
07/01/05	$1.75	vested over three years with ¼ of the shares vesting on the grant date and ¼ of the shares vesting each year thereafter starting on the first anniversary of the grant date
10/06/06	$2.49	vests over four years with ¼ of the shares vesting per year starting on the first anniversary of the grant date
03/26/08	$0.28, $0.50 and $0.66	vests over four years with ¼ of the shares vesting per year starting on the first anniversary of the grant date
07/01/08	$0.18	vests over four years with ¼ of the shares vesting per year starting on the first anniversary of the grant date

(2)
Stock awards consist of restricted stock units granted on October 6, 2006 which vest on March 26, 2010 and restricted stock units granted on December 10, 2008 which vest on December 31, 2009, provided that the named executive officer remains continuously employed by us through such dates, and which provide for accelerated vesting on a “change in control” or termination of employment other than for “cause” or at the election of the named executive officers (as these terms are defined in employment agreements with the named executive officers). If the named executive officer is terminated for cause or voluntarily terminates employment, all unvested restricted stock units are immediately forfeited.

(3)	Calculated by multiplying the number of restricted stock units by $0.25, the closing market price of our common stock on June 30, 2009, the last trading day of our most recently completed fiscal year.

TERMINATION AND CHANGE-IN-CONTROL ARRANGEMENTS

The employment agreements and restricted stock unit agreements with Dr. Spana, Mr. Wills and Dr. Hallam contain the following provisions concerning severance compensation and the vesting of stock options and restricted stock units upon termination of employment or upon a

PROXY STATEMENT, PAGE 31

change in control. The executive’s entitlement to severance, payment of health benefits and accelerated vesting of options is contingent on the executive executing a general release of claims against us.

Termination without severance compensation. Regardless of whether there has been a change in control, if we terminate employment for cause or the executive terminates employment without good reason (as those terms are defined in the employment agreement and set forth below), then the executive receives only his accrued salary and vacation benefits through the date of termination. He may also elect to receive medical and dental benefits pursuant to COBRA for up to two years, but must remit the cost of coverage to us. Under the terms of our outstanding options and restricted stock units, all unvested options and restricted stock units would terminate immediately, and vested options would be exercisable for three months after termination.

Severance compensation without a change in control. If we terminate or fail to extend the employment agreement without cause, or the executive terminates employment with good reason, then the executive will receive as severance pay his salary then in effect, paid on our regular pay schedule, plus medical and dental benefits at our expense, for a period of two years (Dr. Spana) or 18 months (Mr. Wills and Dr. Hallam) after the termination date. All unvested options would immediately vest and be exercisable for two years after the termination date. All unvested restricted stock units would terminate immediately.

Severance compensation after a change in control. If, within one year after a change in control, we terminate employment or the executive terminates employment with good reason, then the executive will receive as severance pay 200% (Dr. Spana) or 150% (Mr. Wills and Dr. Hallam) of his salary then in effect, paid in a lump sum, plus medical and dental benefits at our expense, for a period of two years (Dr. Spana) or 18 months (Mr. Wills and Dr. Hallam) after the termination date. We would also reimburse the executive for up to $25,000 in fees and expenses during the six months following termination, for locating employment. We would also reimburse the executive for any excise tax he might incur on “excess parachute payments” (as defined in Section 280G(b) of the Internal Revenue Code). All unvested options would immediately vest and be exercisable for two years after the termination date. All unvested restricted stock units will vest upon a change in control, without regard to whether the executive’s employment is terminated.

Option vesting upon a change in control. A change in control by itself does not change compensation or benefits while the employment agreement remains in effect. However, if any options are to be terminated in connection with a change in control, those options will vest in full immediately before the change in control.

Definitions. Under the employment agreements, a “change in control,” “cause” and “good reason” are defined as follows:

A “change in control” occurs when:

(a)	some person or entity acquires more than 50% of the voting power of our outstanding securities;

(b)	the individuals who, during any twelve month period, constitute our board of directors cease to constitute at least a majority of the board of directors;

(c)	we enter into a merger or consolidation; or

PROXY STATEMENT, PAGE 32

(d)           we sell substantially all our assets.

        The term “cause” means:

(a)
the occurrence of (i) the executive’s material breach of, or habitual neglect or failure to perform the material duties which he is required to perform under, the terms of his employment agreement; (ii) the executive’s material failure to follow the reasonable directives or policies established by or at the direction of our board of directors; or (iii) the executive’s engaging in conduct that is materially detrimental to our interests such that we sustain a material loss or injury as a result thereof, provided that the breach or failure of performance is not cured, to the extent cure is possible, within ten days of the delivery to the executive of written notice thereof;

(b)	the willful breach by the executive of his obligations to us with respect to confidentiality, invention and non-disclosure, non-competition or non-solicitation; or

(c)	the conviction of the executive of, or the entry of a pleading of guilty or nolo contendere by the executive to, any crime involving moral turpitude or any felony.

The term “good reason” means the occurrence of any of the following, with our failure to cure such circumstances within 30 days of the delivery to us of written notice by the executive of such circumstances:

(a)
any material adverse change in the executive’s duties, authority or responsibilities, which causes the executive’s position with us to become of significantly less responsibility, or assignment of duties and responsibilities inconsistent with the executive’s position;

(b)	a material reduction in the executive’s salary;

(c)
our failure to continue in effect any material compensation or benefit plan in which the executive participates, unless an equitable arrangement has been made with respect to such plan, or our failure to continue the executive’s participation therein (or in a substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants;

(d)
our failure to continue to provide the executive with benefits substantially similar to those enjoyed by the executive under any of the company’s health and welfare insurance, retirement and other fringe-benefit plans insurance, the taking of any action by us which would directly or indirectly materially reduce any of such benefits, or our failure to provide the executive with the number of paid vacation days to which he is entitled; or

(e)	the relocation of the executive to a location which is a material distance from Cranbury, New Jersey.

PROXY STATEMENT, PAGE 33

STOCK OWNERSHIP INFORMATION

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require us to disclose late filings of reports of stock ownership and changes in stock ownership by our directors and officers. To the best of our knowledge, all of the filings for our directors and officers were made on a timely basis in the fiscal year ended June 30, 2009.

BENEFICIAL OWNERSHIP OF MANAGEMENT AND OTHERS

Beneficial ownership tables. The tables below show the beneficial stock ownership and voting power, as of March 31, 2010, of:

•      each director, each of the named executive officers, and all current directors and officers as a group; and

•	all persons who, to our knowledge, beneficially own more than five percent of the common stock or Series A preferred stock.

“Beneficial ownership” here means direct or indirect voting or investment power over outstanding stock and stock which a person has the right to acquire now or within 60 days after March 31, 2010. See the footnotes for more detailed explanations of the holdings. To our knowledge, the persons named in the tables beneficially own and have sole voting and investment power over all shares listed.

The common stock has one vote per share and the Series A preferred stock has approximately 50 votes per share. Voting power is calculated on the basis of the aggregate of common stock and Series A preferred stock outstanding as of March 31, 2010, on which date 107,028,183 shares of common stock and 4,997 shares of Series A preferred stock were outstanding.

The address for all members of our management is c/o Palatin Technologies, Inc., 4C Cedar Brook Drive, Cranbury, NJ 08512. Addresses of other beneficial owners are in the table.

MANAGEMENT:

Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Total Voting Power
Common	Carl Spana, Ph.D.	1,405,216 (1)	1.3%	*
Common	Stephen T. Wills	1,102,762 (2)	1.0%	*
Common	Trevor Hallam, Ph.D.	1,009,000 (3)	*	*
Common	John K.A. Prendergast, Ph.D.	581,173 (4)	*	*
Common	Perry B. Molinoff, M.D.	455,416 (5)	*	*
Common	Robert K. deVeer, Jr.	310,366 (6)	*	*
Common	Zola P. Horovitz, Ph.D.	280,833 (7)	*	*

PROXY STATEMENT, PAGE 34

Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Total Voting Power
Common	Robert I. Taber, Ph.D.	275,833 (8)	*	*
Common	Errol De Souza, Ph.D.	229,583 (9)	*	*
Common	J. Stanley Hull	187,500 (10)	*	*
	All current directors and executive officers as a group (ten persons)	5,837,682 (11)	5.2%	1.2%
*Less than one percent.

(1)	Includes 941,750 shares which Dr. Spana has the right to acquire under options.

(2)	Includes 693,000 shares which Mr. Wills has the right to acquire under options.

(3)	Includes 625,000 shares which Dr. Hallam has the right to acquire under options.

(4)	Includes 563,500 shares which Dr. Prendergast has the right to acquire under options.
(5)	Includes 445,416 shares which Dr. Molinoff has the right to acquire under options.

(6)	Includes 309,366 shares which Mr. deVeer has the right to acquire under options.

(7)	Includes 275,833 shares which Dr. Horovitz has the right to acquire under options.

(8)	Includes 270,833 shares which Dr. Taber has the right to acquire under options.

(9)	Includes 229,583 shares which Dr. De Souza has the right to acquire under options.

(10)	Includes 187,500 shares which Mr. Hull has the right to acquire under options.

(11)	Includes 4,541,781 shares which directors and officers have the right to acquire under options.

MORE THAN 5% BENEFICIAL OWNERS:

Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Total Voting Power
Common	King Pharmaceuticals, Inc. 501 Fifth Street Bristol, TN 37620	5,675,471	5.3%	5.3%
Series A Preferred	Tokenhouse PTE LTD 9 – 11 Reitergasse Zurich 8027 SWITZERLAND	667	13.3%	*
Series A Preferred	Steven N. Ostrovsky 43 Nikki Ct. Morganville, NJ 07751	500	10.0%	*
Series A Preferred	Thomas L. Cassidy IRA Rollover 38 Canaan Close New Canaan, CT 06840	500	10.0%	*

PROXY STATEMENT, PAGE 35

Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class	Percent of Total Voting Power
Series A Preferred	Jonathan E. Rothschild 300 Mercer St., #28F New York, NY 10003	500	10.0%	*
Series A Preferred	103336 Canada Inc. 168 Forest Hill Rd. Toronto, Ontario, M5P2M9	300	6.0%	*
Series A Preferred	Arthur J. Nagle 19 Garden Avenue Bronxville, NY 10708	250	5.0%	*
Series A Preferred	Thomas P. and Mary E. Heiser, JTWROS 10 Ridge Road Hopkinton, MA 01748	250	5.0%	*
Series A Preferred	Carl F. Schwartz 31 West 87th St. New York, NY 10016	250	5.0%	*
Series A Preferred	Michael J. Wrubel 3650 N. 36 Avenue, #39 Hollywood, FL 33021	250	5.0%	*
Series A Preferred	Myron M. Teitelbaum, M.D. 175 Burton Lane Lawrence, NY 11559	250	5.0%	*
Series A Preferred	Laura Gold Galleries Ltd. Profit Sharing Trust Park South Gallery at Carnegie Hall 154 West 57th Street, Suite 114 New York, NY 10019-3321	250	5.0%	*
Series A Preferred	Laura Gold 180 W. 58th Street New York, NY 10019	250	5.0%	*

*Less than one percent.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

As a condition of employment, we require all employees to disclose in writing actual or potential conflicts of interest, including related party transactions. Our code of corporate conduct and ethics, which applies to employees, officers and directors, requires that the Audit Committee review and approve related party transactions. Since July 1, 2008, there have been no transactions or proposed transactions in which we were or are to be a participant, in which any related person had or will have a direct or indirect material interest.

PROXY STATEMENT, PAGE 36

OTHER ITEMS OF BUSINESS

We are not aware of any matters, other than the items of business discussed in this proxy statement, which may come before the meeting. If other items of business properly come before the meeting, the proxy holders will vote shares in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the next annual meeting of stockholders, such proposals must be received no later than December 10, 2010. To be considered for presentation at the 2011 annual meeting, although not included in the proxy statement, proposals must be received no earlier than January 24, 2011 and no later than February 23, 2011. Proposals that are not received in a timely manner will not be voted on at the 2011 annual meeting. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of the Secretary at our executive offices, 4C Cedar Brook Drive, Cranbury, NJ 08512.

AVAILABILITY OF ANNUAL REPORT

A copy of our annual report on Form 10-K for the fiscal year ended June 30, 2009, as filed with the SEC, including the consolidated financial statements and schedules but excluding exhibits, is being sent with this proxy statement without charge to each person whose proxy is being solicited. It is also available free of charge upon written request to Palatin Technologies, Inc., Attn: Investor Relations, 4C Cedar Brook Drive, Cranbury, New Jersey 08512, or by calling (609) 495-2200, or at http://palatin.investorroom.com.

Your cooperation in giving this matter your immediate attention and returning your proxy card or voting by telephone is greatly appreciated.

By order of the board of directors,

Stephen T. Wills, Secretary

April 6, 2010

PROXY STATEMENT, PAGE 37

APPENDIX A

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
PALATIN TECHNOLOGIES, INC.

Palatin Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Palatin Technologies, Inc.

SECOND: The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 21, 1986 under the name Cinedco, Inc. A Restated Certificate of Incorporation was filed on November 1, 1993 which contained a change of the name of the corporation to Interfilm, Inc. Thereafter a Certificate of Amendment was filed on July 19, 1996 which changed the name of the Corporation to Palatin Technologies, Inc., a Certificate of Amendment was filed on September 5, 1997, and a Certificate of Amendment was filed on May 4, 2005.

THIRD: That at a meeting of the Board of Directors of Palatin Technologies, Inc., resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation, as amended, of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof.

FOURTH: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

FIFTH: That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.

SIXTH: That upon the effectiveness of this Certificate of Amendment, Section 1 of the Article thereof numbered "IV" of the Restated Certificate of Incorporation, as amended, is hereby amended such that, as amended, said Section 1 shall read in its entirety as follows:

Section 1.  Authorized Capital Stock. The Corporation shall be authorized to issue two classes of shares of capital stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of capital stock which the Corporation shall have the authority to issue is 410,000,000, comprised of 400,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share.

Appendix A – Page 38

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this ___ day of _______ 20___.

By: _____________________
Name:  Stephen T. Wills
Title:  Executive Vice President and
Chief Financial Officer

[END OF APPENDIX A]

Appendix A – Page 39

APPENDIX B

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
PALATIN TECHNOLOGIES, INC.

Palatin Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is Palatin Technologies, Inc.

SECOND: The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was November 21, 1986 under the name Cinedco, Inc. A Restated Certificate of Incorporation was filed on November 1, 1993 which contained a change of the name of the corporation to Interfilm, Inc. Thereafter a Certificate of Amendment was filed on July 19, 1996 which changed the name of the Corporation to Palatin Technologies, Inc., a Certificate of Amendment was filed on September 5, 1997, and a Certificate of Amendment was filed on May 4, 2005.

THIRD: That at a meeting of the Board of Directors of Palatin Technologies, Inc., resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation, as amended, of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof.

FOURTH: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

FIFTH: That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.

SIXTH: That upon the effectiveness of this Certificate of Amendment, Section 1 of the Article thereof numbered "IV" of the Restated Certificate of Incorporation, as amended, is hereby amended such that, as amended, said Section 1 shall read in its entirety as follows:

Section 1.  Authorized Capital Stock. The Corporation shall be authorized to issue two classes of shares of capital stock to be designated, respectively, “Preferred Stock” and “Common Stock.” The total number of shares of capital stock which the Corporation shall have the authority to issue is [               ], comprised of
[                 ] shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share.

Appendix B – Page 40

On ________ __, 20__, at 12:01 a.m. Eastern Time (the “Effective Date”), each [      ] shares of Common Stock, par value $0.01 per share, issued and outstanding at such time shall be combined into one (1) share of Common Stock, par value $0.01 per share (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors. Following the Effective Date, certificates representing the shares of Common Stock to be outstanding thereafter shall be exchanged for certificates now outstanding pursuant to procedures adopted by the Corporation’s Board of Directors and communicated to those who are to receive new certificates.

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed this ___ day of _______ 20___.

By: _____________________
Name:  Stephen T. Wills
Title:  Executive Vice President and
Chief Financial Officer

[END OF APPENDIX B]

Appendix B – Page 41

[proxy card front]

ANNUAL MEETING OF STOCKHOLDERS OF

PALATIN TECHNOLOGIES, INC.

May 13, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://palatin.investorroom.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2, 3, 4 AND 5.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:		2. To ratify the appointment of KPMG LLP as Palatin's independent auditors for the fiscal year ending June 30, 2010.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES ☐ Carl Spana, Ph.D. ☐ John K.A. Prendergast, Ph.D. ☐ Perry B. Molinoff, M.D. ☐ Robert K. deVeer, Jr. ☐ Zola P. Horovitz, Ph.D. ☐ Robert I. Taber, Ph.D. ☐ Errol De Souza, Ph.D. ☐ J. Stanley Hull
☐ FOR ALL NOMINEES		3. To approve an amendment to our restated certificate of incorporation which will increase the number of authorized shares of common stock from 150,000,000 to 400,000,000.	FOR ☐	AGAINST ☐	ABSTAIN ☐
		4. To approve an amendment to our restated certificate of incorporation which will effect a reverse stock split of our common stock, depending on a determination by Palatin's board of directors that the reverse stock split is in the best interest of Palatin and its stockholders.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
		5. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any postponement or adjournment of the meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ FOR ALL EXCEPT (See instructions below)
The proxy holders will vote the shares of the undersigned stockholder as instructed above. If no choice is specified by the stockholder, the proxy holders will vote the shares FOR proposals no. 1, 2, 3, 4 and 5 and on any other matter coming before the meeting in the discretion of the proxy holders.

The undersigned revokes any proxy previously given to vote or act with respect to such shares and ratifies and confirms all actions which the proxy holders or their substitutes may lawfully do in accordance with the instructions on this proxy card.

Please complete, sign, date and return this proxy card in the enclosed envelope. No postage is required if mailed in the United States.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ■

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of stockholder	Date:	Signature of stockholder	Date:

NOTE:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

[proxy card back]

PALATIN TECHNOLOGIES, INC.

4C CEDAR BROOK DRIVE
CRANBURY, NEW JERSEY 08512

ANNUAL MEETING OF STOCKHOLDERS - MAY 13, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned appoints Carl Spana, Ph.D. and Stephen T. Wills (each with full power to act without the other) as proxy holders with full power of substitution, to vote all shares of common stock and Series A Convertible Preferred Stock of Palatin Technologies, Inc., a Delaware corporation, held of record by the undersigned as of April 5, 2010 at Palatin's annual meeting of stockholders to be held Thursday, May 13, 2010 and at any postponement or adjournment of the meeting.

(Continued and to be signed on reverse side)